EXHIBIT 4.5

[Logo]SHUFFLE MASTER™ INCORPORATED	1106 Palms Airport Dr. Las Vegas, NV 9119

702.897.7150
Fax: 702.260.1159

January 24, 2006

Mr. John Bush, President and CEO
Sona Mobile Holdings Corp.
825 Third Avenue, 32nd Floor
New York, New York 10022

Dear John,

Reference is hereby made to the letter, dated December 29, 2005 (the ‘‘Option Letter’’), pursuant to which Sona Mobile Holdings Corp. (‘‘Sona’’) granted Shuffle Master, Inc. (‘‘Shuffle’’) an option to purchase not less than 1,846,154 but not more than 2,307,693 shares of Sona’s common stock, par value $.01 per share (the ‘‘Common Stock’’) at an exercise price of $1.30 per share at any time up until January 28, 2006.

You are hereby notified that Shuffle hereby elects to exercise options to purchase 2,307,693 shares of Common Stock (the ‘‘Purchased Shares’’) pursuant to the Option Letter. Simultaneously with the delivery of this letter, we are wiring to your account at PerfectData the sum of $3,000,000.90 reflecting the aggregate purchase price for the Purchased Shares.

Please have your Transfer Agent issue a certificate evidencing the Purchase Shares to Shuffle Master, Inc. We hereby confirm the acknowledgments set forth in paragraph 15 of the Option Letter and acknowledge that the certificate evidencing the Purchased Shares will bear the legend set forth in paragraph 16(b) of the Option Letters.

Very truly yours,
/s/ Mark L. Yoseloff
Mark L. Yoseloff Chief Executive Officer